Exhibit 99.6

AMENDMENT FIVE

TO THE

VALERO ENERGY CORPORATION THRIFT PLAN

WHEREAS, Valero Energy Corporation (“Valero”) sponsors and maintains the Valero Energy Corporation Thrift Plan, as most recently amended and restated effective as of June 2, 2014, and as thereafter amended (the “Plan”), for the benefit of its eligible employees and the eligible employees of affiliated companies participating in the Plan from time to time; and

WHEREAS, Valero desires to further amend the Plan, effective as of December 22, 2020, to provide for special vesting in connection with a reduction in workforce at the Valero Riga Ethanol Plant; and

WHEREAS, Valero may amend the Plan in accordance with Section 19.01 of the Plan; and

WHEREAS, as permitted under the Bylaws of Valero, the Board of Directors of Valero (the “Board”) has delegated to the Chief Executive Officer of Valero the full power and authority of the Board to approve, and cause to be placed into effect, amendments to Valero employee benefit plans, including the Plan.

NOW, THEREFORE, the Plan is hereby amended effective as of December 22, 2020 in the following respect:

1. Special Vesting in Connection with Riga Plan Closing. Appendix A of the Plan is amended to add the following as a new Section A-17, which shall be and read in full as follows:

“A-17 Special Vesting in Connection with Riga Ethanol Plant Workforce Reduction. Effective as of December 22, 2020, the Employer Account of each Participant who: (a) was employed as a Renewables Organization Employee at the Valero Riga Ethanol Plant and whose employment terminated effective November 5, 2020, in connection with a reduction in workforce at that location, and (b) was eligible for the 2020 Valero Riga Ethanol Plant Severance Program, shall be fully vested and nonforfeitable.”

2. Defined Terms. Unless otherwise defined in this Amendment, each of the capitalized terms used herein shall have the meaning given to such term in the Plan.

3. No Further Amendments. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Valero has caused this Amendment to be signed on its behalf by its duly authorized representative this 17th day of December, 2020, to be effective in accordance with the provisions hereof.

VALERO ENERGY CORPORATION

By:	/s/ Joe Gorder
Joe Gorder
Chairman, President and Chief Executive Officer

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